Exhibit 10.6(b)
SENSIENT TECHNOLOGIES SUPPLEMENTAL BENEFIT PLAN
(Effective as of January 1, 2005)

SENSIENT TECHNOLOGIES SUPPLEMENTAL BENEFIT PLAN
Section 1. Purpose.
     The Sensient Technologies Corporation Supplemental Benefit Plan (the “Original Plan”) was initially established to reimburse certain employees for various reductions in qualified plan benefits in the Sensient Technologies Retirement Employee Stock Ownership Plan, the Sensient Technologies Transition Retirement Plan, the Sensient Technologies Corporation Saving Plan, and the Retirement Plan, which reductions are caused by (i) restrictions in Section 401(a)(17), 410, or 415 of the Internal Revenue Code, (ii) the maximum limitation on employer and employee contributions under Sections 401(k), 401(m), and 402(g), of the Internal Revenue Code and (iii) the deferral of a portion of their cash compensation pursuant to nonqualified deferred compensation arrangements.
     Following the enactment of Section 409A of the Code: (1) the Original Plan was frozen to maintain grandfathered benefits as of December 31, 2004 to the extent permitted under Section 409A of the Code; and (2) this Sensient Technologies Supplemental Benefit Plan was established as an ongoing plan subject to Section 409A of the Code with respect to benefits vesting and accruing on and after January 1, 2005, together with earnings on such benefits. All benefits under this Plan are subject to Section 409A of the Code and any guidance issued thereunder. If any decision by the Internal Revenue Service, or issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority, results in any benefits under the Original Plan not being considered as grandfathered under Section 409A of the Code, such benefits under the Original Plan shall be covered by and subject to all terms and conditions of this Plan.
Section 2. Definitions.
     (a) “Administrator” means the Vice President of Administration of the Company.
     (b) “Benefits Administrative Committee” means the Benefits Administrative Committee of the Company appointed by the Chief Executive Officer of the Company.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Company” means Sensient Technologies Corporation (formerly known as Universal Foods Corporation), a Wisconsin corporation.
     (e) “Deferred Compensation Limit” means the limitations, if any, imposed under the Code on the recognition by qualified retirement plans of the amount of any direct cash compensation deferred pursuant to the Sensient Technologies Corporation Executive Income Deferral Plan and the Sensient Technologies Corporation Management Income Deferral Plan.

     (f) “Effective Date” means January 1, 2005.
     (g) “Employer” means the Company and any subsidiary or affiliate of the Company.
     (h) “ESOP” means the Sensient Technologies Retirement Employee Stock Ownership Plan as amended from time to time.
     (i) “Executive” means an elected officer of an Employer who is specifically designated by the Chief Executive Officer of the Company as participating in this Plan.
     (j) “415 Limit” means the limitations imposed by Code Section 415 on benefits and/or contributions for qualified retirement plans.
     (k) “Plan Account” means a bookkeeping account maintained by the Administrator for each Executive to reflect the supplements allocated to the Executive under the Plan.
     (l) “Rabbi Trust” means the trust established pursuant to the Trust Agreement dated January 18, 1988 between the Company and Marshall & Ilsley Trust Company which applies to various nonqualified deferred compensation programs for employees of the Company.
     (m) “Savings Plan” means the Sensient Technologies Corporation Savings Plan as amended from time to time.
     (n) “Transition Plan” means the Sensient Technologies Transition Retirement Plan as amended from time to time.
     (o) “$200,000 Limit” means the limitation imposed by Code Section 401(a)(17), as adjusted, on a participant’s annual compensation for purposes of calculating benefits under qualified retirement plans.
     (p) “STC Stock” means common stock of the Company and/or noncallable preferred stock of the Company which is convertible into common stock of -the Company.
Section 3. Savings Plan Matching Supplement.
     Subject to Section 6(e), an Executive’s Plan Account shall be allocated an amount as of each December 31 equal to the difference between (A) and (B), where:
(A) is the amount of matching Employer contributions that would have been allocated to the account of the Executive for each plan year under the Savings Plan, assuming:

(1)	the Executive had made the maximum pre-tax deposits for the plan year,

(2)	the 415 Limit and $200,000 Limit were inapplicable, and

(3)	the limitations on employer and employee contributions under Code Sections 401(k), 401(m), and 402(g) were inapplicable, and
(B) is the actual matching Employer contribution allocable to the Executive’s Savings Plan account for the plan year.
Section 4. ESOP Supplement.
               Subject to Section 6(e), an Executive’s Plan Account shall be allocated an amount as of each December 31 equal to the difference between (A) and (B), where:
(A) is the amount of allocations that would have been made to the account of the Executive for each plan year under Section 4.5 of the ESOP, assuming the 415 Limit, the $200,000 Limit and the Deferred Compensation Limit were inapplicable, and
(B) is the actual Section 4.5 allocation to the Executive’s ESOP account for the year.
Section 5. Transition Supplement.
     Subject to Section 6(e), an Executive’s Plan Account shall be allocated an amount each December 31 equal to the amount of allocations that would have been made to the account of the Executive for each plan year under Section 4.1 of the Transition Plan, assuming the 415 Limit were inapplicable and the Executive were a Participant in the Transition Plan with the benefit determined by the Administrator. This Transition Supplement shall be the Executive’s applicable dollar amount for such year as specified in Appendix A attached hereto.
Section 6. Valuation Adjustments to Plan Account.
     (a) The Administrator shall maintain a bookkeeping record of the Plan Account for each Executive. The amount in each Account shall be adjusted from time to time by the allocations provided in Sections 3, 4 and 5 above, the distributions provided in Section 7 below, and the adjustments for valuation specified below.
     (b) The portions of a Plan Account attributable to any supplement with respect to the ESOP and the Transition Plan shall reflect the actual investment performance of the Executive’s account under the ESOP.

     (c) The portion of a Plan Account attributable to the Savings Plan Matching Supplement shall reflect the actual investment performance of the Executive’s Company matching contribution account under the Savings Plan.
     (d) With respect to the Rabbi Trust pursuant to Section 8 below, the actual earnings of the assets in the Rabbi Trust shall be irrelevant with respect to the value of an Executive’s Plan Account except as described in (b) above. The adjustments to a portion of a Plan Account attributable to a particular supplement, as required above shall be made on the same dates that the valuations are conducted for the plan to which the particular supplement relates or more frequently as determined by the Administrator.
     (e) An Executive’s Plan Account shall be allocated an amount under Section 3, 4 or 5 only if the Executive: (i) was employed by the Employers on December 31 of the year in which the allocation is made; or (ii) ceased employment due to the Executive’s death, retirement or disability (as defined under the Company’s long-term disability plan).
Section 7. Benefit Payments.
     (a) An Executive shall only be vested in the Plan Account if such Executive is vested pursuant to the terms of the ESOP. Consistent with Section 7.12 of the ESOP, the Plan Accounts shall be fully vested and nonforfeitable in the event of a “change of control of the Company” which for this purpose means:
(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section; or

(ii)	individuals who, as of September 10, 1998, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 10, 1998 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (b) Subject to Section 11(b), distribution of the vested Plan Account of an Executive shall be made in a lump sum cash payment within five (5) days after the end of the calendar quarter in which occurs the Executive’s separation from service with the Employers, as determined under Section 409A of the Code.
     (c) In the event the Executive dies prior to receipt of the Executive’s Plan Account and either (i) the Executive’s Account is vested pursuant to (a) above or (ii) the Executive dies while employed with the Employers, the amount of such Account shall be paid to the beneficiary designated by the Executive in a lump sum cash payment within five (5) days after the end of the calendar quarter in which the Executive’s death occurs or in which any needed resolution as to beneficiary status is finalized. A beneficiary may be designated by the Executive by a written statement to such effect filed with the Administrator. In the event no beneficiary is validly designated or the designated beneficiary predeceased the Executive, the Executive’s estate shall be the beneficiary hereunder.
     (d) In the event the Rabbi Trust invests in STC Stock as an asset attributable to the Plan, an Executive or beneficiary eligible for a cash lump sum payment may elect to receive such distribution in STC Stock in lieu of cash, but not in excess of the portion of the STC Stock owned by the Rabbi Trust attributable to the Executive’s Plan Account.
Section 8. Rabbi Trust.
     (a) The Plan Account is utilized solely for recordkeeping purposes to measure and determine of the amount to be paid to an Executive hereunder. Neither the Plan Accounts nor any other reserve established on the Company’s books to reflect the liabilities under this Plan shall constitute or be treated as a trust fund of any kind.
     (b) Notwithstanding (a) above, the Company shall periodically fund the Rabbi Trust in order to maintain sufficient assets therein to equal the value from time to time of the Plan Accounts.
     (c) In the event the Rabbi Trust invests in STC Stock as an asset attributable to the Plan, prior to an occasion for the exercise of STC Stock voting rights, the Administrator shall provide or cause to be provided to each Executive notification of such occasion together with any other information being provided by the Company to its shareholders with respect to such occasion. Each Executive is entitled to direct the manner in which the portion of the STC Stock owned by the Rabbi Trust attributable to his Plan Account is to be voted on such occasion. Any fractional share of STC Stock attributable to an Executive’s Plan Account or any STC Stock for which no voting direction is received shall not be voted.
     (d) In the event of any tender offer for shares of STC Stock held in the Rabbi Trust attributable to the Plan, the Administrator shall provide each Executive with notification of such tender offer together with any other information being provided to Company shareholders in connection with the tender offer. Each Executive is entitled to direct whether or not and, if so, to what extent the portion of the STC Stock held by the Rabbi Trust attributable to his Plan Account is to be tendered in response to such tender offer. With respect to any STC Stock for which no direction is received, no action shall be taken.
Section 9. Inter-Employer Reimbursements.
     Although any benefit payments or contributions to the Rabbi Trust hereunder shall be made by the Company, it shall be determined by the Administrator whether any portion thereof is allocable to any other Employer on account of its employment of the applicable Executive. In any such case, the Company shall be reimbursed by such other Employer in the amount and manner determined by the Administrator pursuant to uniformly applicable procedures.
Section 10. Non-Alienation of Benefits.
     Neither an Executive nor his designated beneficiaries shall have the power to transfer, assign, anticipate or otherwise encumber in advance any of the payments provided in this Plan; nor shall any of said payments, nor any assets or funds of the Company or any Employer be subject to seizure for the payment of any of the Executive’s or his beneficiaries’ judgments, alimony or separate maintenance or be reached or transferred by operation of law in the event of the bankruptcy or insolvency of the Executive or any beneficiary. Notwithstanding the preceding sentence, pursuant to rules comparable to those applicable to qualified domestic relations orders (“QDROs”), as determined by the Administrator, the Administrator may direct a distribution, prior to any distribution date otherwise described in the Plan, to an alternate payee (as defined under the rules applicable to QDROs).
Section 11. Tax Matters:
     (a) All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.
     (b) It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, operated and administered accordingly. If an Executive is a “specified employee” or “key employee” within the meaning of Section 409A of the Code and the Company continues to be or is publicly traded at the time of the Executive’s separation from service with the Company within the meaning of Section 409A of the Code, payments under this Plan will not be made until the earlier of the date that is six months following the Executive’s separation from service or, the Executive’s date of death, at which time all delayed payments will be paid as if the six month delay had not occurred. Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code or federal, state or local tax laws or regulations.

     (c) If, for any reason, all or any portion of an Executive’s Plan Account under this Plan becomes taxable to the Executive prior to receipt, the Administrator may distribute to such Executive a portion of his or her Plan Account:
(i)	for payment of state, local or foreign taxes and the income tax withholding related to such state, local and foreign tax amount;

(ii)	for payment of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”) and any Federal, state, local or foreign income tax withholding on the FICA Amount); and/or

(iii)	required to be included in income as a result of Section 409A of the Code.
Any distribution under this Section shall affect and reduce the amount to be paid to the Executive under this Plan.
     (d) The Company shall indemnify the Executive if the Executive incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code under this Plan and/or the Original Plan (an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Executive), (2) the Company’s failure to administer this Plan and/or the Original Plan in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the applicable Plan Document in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Executive if (x) the Company has made a reasonable, good faith attempt to maintain the applicable Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the applicable Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the applicable Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the applicable Plan Document to bring the applicable Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).
(i)	In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Executive for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation under this Plan and/or the Original Plan), and (2) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).
(ii)	In addition, in the event of an Indemnified Section 409A Violation, under this Plan and/or the Original Plan, the Company shall make a payment (or payments, in the event of an Indemnified Section 409A Violation under both this Plan and the Original Plan) (the “Section 409A Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment(s), shall be equal to the Section 409A Tax. The Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.
Section 12. Administration.
     (a) The Administrator shall have all such powers that may be necessary to carry out the provisions of the Plan, including without limitation, the power to delegate administrative matters to other persons, to construe and interpret the Plan, to adopt and revise rules, regulations and forms relating to and consistent with the Plan’s terms, and to make any other determination which he or she deems necessary or advisable for the implementation and administration of the Plan.
     (b) All decisions and determinations by the Administrator shall be final, binding and conclusive as to all parties, including without limitation any Executive and all other employees and persons. The Administrator shall calculate the supplements in Sections 3, 4 and 5 hereof in a manner which avoids duplicative benefits.
Section 13. Claims Procedures:
     (a) Any claimant believing him/herself to be entitled to benefits under this Plan may file a written claim for benefits with the Administrator setting forth the benefits to which he/she feels entitled and the reasons therefor. Within 90 days after receipt of a claim for benefits, the Administrator shall determine the claimant’s right, if any, to the benefits claimed, shall give the claimant written notice of its decision unless the Administrator determines that special circumstances require an extension of time to process the claim. If such an extension is required, the claimant will receive a written notice from the Administrator indicating the reason for the delay and the date the claimant may expect a final decision, which shall be no more than 180 days from the date the claim was filed. If the claim is denied in whole or in part, the written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s appeal procedure and a statement of the claimant’s right to bring an action under the Employee Retirement Income Security Act of 1974, as it may be amended, and regulations thereunder (“ERISA”) Section 502(a) following an adverse determination on appeal.
     (b) Any claimant whose claim for benefits has been denied by the Administrator may appeal to the Benefits Administrative Committee (or its delegate) for a review of the denial by making a written request therefore within 60 days of receipt of a notification of denial. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.
(A) Within 60 days after receipt of a request for an appeal, the Benefits Administrative Committee (or its delegate) shall notify the claimant in writing of its final decision. If the Benefits Administrative Committee (or its delegate) determines that special circumstances require additional time for processing, the Benefits Administrative Committee (or its delegate) may extend such 60 day period, but not by more than an additional 60 days, and shall notify the claimant in writing of such extension. If the period of time is extended due to a claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
(B) In the case of an adverse benefit determination on appeal, the Benefits Administrative Committee (or its delegate) will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of: (A) the specific reason or reasons for the adverse determination on appeal; (B) the specific Plan provisions on which the denial of the appeal is based; (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and (D) a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
     (c) In the event the claimant is the Administrator, the Benefits Administrative Committee (or its delegate) shall conduct both the review of the initial claim for benefits under Section 13(a), as well as the appeal under Section 13(b).
     (d) For purposes of this Section, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.
Section 14. Limitation of Rights Against the Employers.
     Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Executive any right to be retained in the service of the Employers, limiting in any way the right of the Employers to terminate such Executive’s employment at any time, evidencing any agreement or understanding express or implied, that the Employers will employ such Executive in any particular position or at any particular rate of compensation and/or guaranteeing such Executive any right to receive any other form or amount of remuneration from the Employers.
Section 15. Construction.
     The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Wisconsin, except as preempted by ERISA. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to this entire document and not to any particular paragraph.
Section 16. Amendment or Termination of the Plan.
     The Board shall have the right to amend, modify, terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Executive, any beneficiary thereof and all other Employers’ employees and persons, provided that any such termination shall comply with Treas. Reg. §1.409A-3(j)(4)(ix). Notwithstanding the foregoing, any such Board action to terminate or discontinue the Plan or to change the payment amounts or the time and manner of payment thereof as then provided in the Plan shall not be effective and operative with respect to benefits accrued as of such date, unless and until written consent thereto is obtained from each Executive affected by such action or, if any such Executive is not then living, from the beneficiary thereof.
Section 17. Relationship to Employment Agreements.
     Except as otherwise expressly provided herein, this Plan does not affect the rights of any Executive under any employment or other compensation agreement with an Employer covering such Executive.

Section 18. Successors and Assigns.
     The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the successors and assigns of the Employer, including without limitation any entity into which an Employer may be merged or with which an Employer may be consolidated.

     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this 24th day of October, 2008.

SENSIENT TECHNOLOGIES CORPORATION
By /s/ Douglas S. Pepper
Douglas S. Pepper
Vice President-Administration

ATTEST:
By:	/s/ John L. Hammond

Sensient Technologies Supplemental Benefit Plan
Transition Supplement – Applicable Dollar Amount
APPENDIX A

Executive	Applicable Dollar Amount
$1,722.43